UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2025

Zynex, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-38804	90-0275169
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

9655 Maroon Circle, Englewood, CO 80112

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (800) 495-6670

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

d
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ZYXI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ¨

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Bret W. Wise as Director

On October 7, 2025, the Board of Directors (the “Board of Directors”) of Zynex, Inc. (the “Company”) approved an increase in the number of directors constituting the full Board of Directors from five to six and elected Bret W. Wise to fill the vacancy created by such increase, effective October 7, 2025, to serve for a term expiring at the Company’s 2026 annual meeting of stockholders and until his successor is duly elected and qualified or until the earlier of his resignation or removal. Effective October 7, 2025, Mr. Wise was also appointed to serve as Chair of the Audit Committee of the Board of Directors and will also sit on the Compensation Committee and the Nominating and Governance Committee.

Mr. Wise is a retired senior executive with significant operational and financial management experience in the medical device industry. Mr. Wise served as Chair and Chief Executive Officer of Dentsply International from January 2007 through February 2016, and as Executive Chair of Dentsply Sirona from March 2016 through September 2017. From 2002 through 2006, Mr. Wise served in various positions at Dentsply International, including President, Chief Operating Officer, and Chief Financial Officer.

Prior to 2002, Mr. Wise was Chief Financial Officer of two publicly traded companies and held various positions of increasing responsibility including audit partner with KPMG, a global accounting firm. Mr. Wise has previously served on the Board of Directors of two other publicly traded companies, IMS Health Inc. and Pall Corporation, and two additional private companies. Mr. Wise currently serves as a member of the Board of Directors of Zest Dental Solutions, a private medical device company, and as a member of the Clinical Advisory Board of the Kansas City University College of Dental Medicine.

The selection of Mr. Wise to serve as a director of the Company was not pursuant to any arrangement or understanding with any other person. There are no family relationships between Mr. Wise and any director or executive officer of the Company and there are no transactions between Mr. Wise and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

For his service as a director, Mr. Wise will receive an annual cash retainer of (i) $40,000 for service on the Board of Directors, (ii) $20,000 for service as the Chair of the Audit Committee, (iii) $7,500 for service on the Compensation Committee, and (iv) $5,000 for service on the Nominating and Corporate Governance Committee, in each case payable in four equal quarterly installments, in arrears, for each three-month period following the date that the applicable annual retainer is initially payable to Mr. Wise. Each such annual retainer will be pro-rated in the event that Mr. Wise’s service as a director terminates before the expiration of any three-month period for which such annual retainer was paid. Mr. Wise is also entitled to receive (i) an initial award of 20,000 shares of restricted stock and (ii) an annual award of 10,000 shares of restricted stock upon being re-elected to the Board of Directors, which awards vest quarterly in equal installments over three years beginning one quarter after the grant date, subject to Mr. Wise’s continued service on the Board of Directors through each such vesting date.

Mr. Wise is expected to enter into the Company’s standard form indemnification agreement in the form filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 2, 2025.

Compensation of Thomas Sandgaard

As previously announced on June 30, 2025, Thomas Sandgaard retired his position as Chief Executive Officer and has continued his role as Chair of the Board of Directors and Chair of the Technology Committee of the Board of Directors effective as of August 18, 2025. In addition to receiving the initial and annual equity awards for non-employee directors described under the heading “Director Compensation” in the Company’s definitive proxy statement on Schedule 14A relating to the Company’s 2025 annual meeting of stockholders (the “Proxy Statement”), filed with the Securities and Exchange Commission (the “SEC”) on March 28, 2025, which description is incorporated herein by reference, and in lieu of the annual retainer for service on the Board of Directors described thereunder, Mr. Sandgaard will receive: (i) an annual retainer of $150,000 for his service as Chair of the Board of

Directors and (ii) an annual retainer of $250,000 for his service as Chair of the Technology Committee, in each case, paid quarterly in arrears.

Departure of Officer

On October 8, 2025, Anna Lucsok notified the Company of her decision to resign from her position as Chief Commercial Officer of the Company, effective as of October 10, 2025.

Item 7.01 Regulation FD Disclosure.

On October 14, 2025, the Company issued a press release announcing the election of Mr. Wise to serve as a director. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of Zynex, Inc. dated October 14, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ZYNEX, INC.

Dated: October 14, 2025	By:	/s/ Vikram Bajaj
	Name:	Vikram Bajaj
	Title:	Chief Financial Officer